March 1, 2024

State Street Bank & Trust Company

1 Lincoln Street

Boston, MA 02111

Re: Harbor Funds (the “Trust”)

In accordance with Paragraph 14 of the Custodian Contract dated November 19, 1986, as amended from time to time (the “Contract”), between the Trust and State Street Bank and Trust Company (the “Custodian”), the Trust hereby requests that the Contract be amended to include each series of the Trust listed on Exhibit A hereto as a Fund thereunder, and that you render such services as Custodian for such Funds as provided for under the terms of the Contract.

Please acknowledge your agreement to the foregoing by executing two copies of this letter, returning one to the Trust and retaining one copy for your records.

HARBOR FUNDS

By:	/s/ Diana R. Podgorny
Diana R. Podgorny
Chief Compliance Officer and Chief Legal Officer

Agreed to effective the 1st day of March, 2024

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Scott Shirrell
Name: Scott Shirrell
Title: Managing Director

EXHIBIT A

Harbor Funds:

1.	Harbor Capital Appreciation Fund

2.	Harbor Convertible Securities Fund

3.	Harbor Core Bond Fund

4.	Harbor Core Plus Fund

5.	Harbor Disruptive Innovation Fund

6.	Harbor Diversified International All Cap Fund

7.	Harbor International Fund

8.	Harbor International Compounders Fund

9.	Harbor International Core Fund

10.	Harbor International Growth Fund

11.	Harbor International Small Cap Fund

12.	Harbor Large Cap Value Fund

13.	Harbor Mid Cap Fund

14.	Harbor Mid Cap Value Fund

15.	Harbor Small Cap Growth Fund

16.	Harbor Small Cap Value Fund